Exhibit 21.1

SCIPLAY CORPORATION SUBSIDIARIES
December 31, 2022

Alictus Yazilim Anonim Sirketi (Turkey)

Come2Play Ltd (Israel)

Dragonplay Ltd (Israel)

Koukoi Games Oy (Finland)

SciPlay Games, LLC (Nevada)

SciPlay Parent Company, LLC (Nevada) (18% economic interest; SciPlay is sole manager)